UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 4, 2003

WESTERN DIGITAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-08703	33-0956711
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20511 Lake Forest Drive
Lake Forest, California		92630
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 672-7000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 9. Regulation FD Disclosure.
SIGNATURES

Item 9. Regulation FD Disclosure.

     In meetings with analysts on December 4 and 5, 2003 at the Credit Suisse First Boston 2003 Annual Technology Conference, the company expects to provide an update on certain current conditions in the hard drive industry. This update will be consistent with the presentation which will be given at the conference on December 5, 2003 (live and archived webcasts of the December 5, 2003 presentation will be available in the Investor Relations section of the company’s website at http://www.westerndigital.com/invest/<, presentations page).

     Specifically, the company will indicate that for both the industry and for the company, overall demand across all geographies and channels is at a level expected in a seasonally strong December quarter. In addition, OEM demand has met expectations and distribution sell-through has improved from slower rates in October. Pricing has been consistent with a balanced supply and demand condition and the industry has not experienced allocation at this point in the quarter. The company will also indicate that December sell-through levels, demand and pricing will determine the outcome of the quarter, and typical seasonal improvement in sell-through is anticipated.

     This filing contains forward-looking statements, including statements relating to factors that will determine the outcome of the quarter and anticipated sell-through. The forward-looking statements are based on current management expectations, and actual results may differ materially as a result of several factors, including: difficulties in ramping to volume production a new, complex head manufacturing operation; availability and cost of specialized product components; levels of operating expense and product cost; supply and demand conditions in the hard drive industry; uncertainties related to the development and introduction of products based on new technologies; changes in product and customer mix; pricing trends; actions by competitors; successful entry into new markets by the company; and other factors discussed in our recent SEC filings, including but not limited to our Form 10-K for fiscal 2003. We undertake no obligation to update our forward-looking statements to reflect new information or events or for any other reason.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN DIGITAL CORPORATION

	By:	/s/ Michael Ray

Michael Ray
Vice President, Corporate Law
Dated: December 4, 2003